Exhibit 2.3.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employment Agreement Plan of Pilgrim’s Pride Corporation and to the incorporation by reference therein of our reports dated November 20, 2009, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation and the effectiveness of internal control over financial reporting of Pilgrim’s Pride Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended September 26, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
December 8, 2009